EXHIBIT 99.2

PRESS RELEASE

For Further Information Contact: Ronald Anderson, President and CEO (610) 644-9400
Release Date:           October 15, 2013
For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES
SALE OF PROBLEM LOANS AND PREPAYMENT OF ADVANCES

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ:MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), announced that it has completed the sale of a substantial portion of its problem loans in a bulk transaction to a single investor. The loans had a book balance of $20.4 million and were sold on October 4, 2013 at a loss of approximately $10.0 million. The Company had classified the loans as held for sale at September 30, 2013, after taking charge-offs to reflect the anticipated sale price of such loans. As a result, the Company’s results for the quarter and fiscal year ended September 30, 2013 will reflect $9.9 million in charge-offs related to the loan sale.  The loans sold included approximately $11.2 million of non-accruing loans, $3.4 million of performing troubled debt restructurings (“TDRs”) and $5.8 million of classified and other loans.

As a result of the loan sale, the Company has significantly improved its asset quality ratios. The ratio of the Company’s total non-accrual loans to gross loans improved to 0.47% upon completion of the loan sale, compared to 3.40% at June 30, 2013, its ratio of non-performing assets to total assets improved to 0.97% compared to 2.96% at June 30, 2013, and total non-performing assets and TDRs to total assets improved to 1.20% from 3.48% at June 30, 2013.

The Company also is announcing that it has prepaid $20.0 million in advances from the Federal Home Loan Bank (the “FHLB”) of Pittsburgh during the month of September 2013. The Company incurred a $1.5 million prepayment penalty which also will be reflected in the Company’s results for the quarter and fiscal year ended September 30, 2013. The Company determined to prepay the FHLB advances, which had an average cost of 3.84% and maturity dates in mid- to late – 2018, in order to reduce its average cost of funds and improve its net interest spread and net interest margin in future periods.  The prepayment was funded with cash and equivalents currently yielding 0.25%.

The Company expects that, based upon its review of all available evidence, and after consideration of the losses recorded on the loan sale and the FHLB prepayment penalties, that it will take a charge to earnings in the quarter ended September 30, 2013 in the range of $6.0 to $7.0 million related to its deferred tax asset valuation allowance. The deferred tax asset valuation allowance may, in accordance with the requirements of accounting principles generally accepted in the United States, be reversed in future periods, depending upon the Company’s financial position and results of operations in the future, among other factors, and, in such event, may be available to increase future earnings.

The Bank’s regulatory capital will continue to exceed all applicable requirements at September 30, 2013 after giving effect to the items described herein.

“Improving asset quality and strengthening our balance sheet has been a top priority,” said Ronald Anderson, President and Chief Executive Officer of the Company. Mr. Anderson continued, “the loan sale we are announcing is a major and necessary step in formulating a stronger company, and it will allow management to shift its core focus from credit resolution to the continued implementation of our business plan. We believe the loan sale coupled with the prepayment of FHLB advances positions the Company to return to profitability and to grow earnings in future periods.”

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.